Exhibit 99.1

Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, Illinois 60061.3109 U.S.A. Telephone +1.847.634.6700 Facsimile +1.847.913.8766 www.zebra.com

FOR IMMEDIATE RELEASE

Zebra Technologies Announces 32% Growth in Net Income on 25% Sales Growth
To New Records For The 2004 Second Quarter

Vernon Hills, IL, July 28, 2004–Zebra Technologies Corporation (Nasdaq: ZBRA) today announced net income for the second quarter that ended July 3, 2004, increased 32.2% to a record $29,428,000, or $0.61 per diluted share, from $22,262,000, or $0.47 per diluted share, for the same period a year ago. This acceleration in quarterly earnings growth accompanied higher profitability and 25.4% growth in net sales to a record $162,830,000 from $129,863,000 for the same period in 2003. Per-share figures for 2003 were adjusted for a three-for-two stock split that was paid on August 21, 2003, in the form of a 50% stock dividend. Sales and earnings results exceeded previously announced forecasts and analyst estimates. The company also announced a continued positive outlook in its financial forecast for the third quarter of 2004.

“All products, channels and geographies contributed to the strongest sales growth in four years,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Sales growth for North America, our largest region, accelerated to 26% on the strength of higher adoption rates of mobile printing solutions in retail and other vertical market applications and shipments of card printer products for a broad range of personal identification solutions. We achieved greater success in creating demand for our products and delivering them through more effective and expanded global channels. Now with nine consecutive quarters of sales growth, we ended the first half of 2004 on a strong note and enter the second half of the year with a high order backlog and an outlook for further growth and success.”

Mr. Kaplan added, “The ongoing strength of our core bar code labeling solutions and card imaging business is matched with an equally strong commitment to advance our strategic position in radio frequency identification, vertical market applications, and international regions including China. These and other high-growth opportunities add to an even greater sense of optimism for long-term growth and stockholder value creation.”

For the first six months of 2004, net sales were a record $317,004,000, up 24.5% from $254,547,000 for the same period in 2003. Net income increased 29.5% to a record $57,362,000, or $1.19 per diluted share, from $44,302,000, or $0.93 per diluted share, for the same period a year ago.

At July 3, 2004, Zebra had $498,944,000 in cash, investments and marketable securities, and no long-term debt. Inventories totaled $47,613,000 and accounts receivable were $95,333,000, both reflecting the higher level of business for the quarter.

Discussion and Analysis

All major product lines and geographic regions participated in the company’s sales growth for the second quarter of 2004. The company’s North American region experienced accelerating sales growth to a record level and made the largest contribution to total sales growth. Outside North America, strong growth in all regions delivered record international sales, with the largest portion of the international sales volume increase deriving from Zebra’s European region. Higher average unit prices supplemented higher unit volumes. Gross profit margin of 51.9% increased 0.6 percentage points from the second quarter of 2003, primarily from higher capacity utilization related to the higher sales volume, product cost reductions, and, to a lesser extent, favorable foreign exchange rates. Second quarter operating expenses increased 18.2% over the same period a year ago, including $876,000 in exit costs related to the company’s previously announced consolidation of manufacturing and service operations. Second quarter operating expenses also reflect higher payroll and benefits from increased headcount to support sales and marketing activities and product development, including those related to RFID products, as well as higher legal expenses related to litigation and increased work on intellectual property matters. Quarterly operating income increased 36.7% on margin expansion to 26.5% of net sales from 24.4% for the second quarter of 2003.

Third Quarter Outlook

Zebra also announced its financial forecast for the third quarter of 2004. Net sales are expected within a range of $162,000,000 and $168,000,000, or up 20% to 25%, with earnings growth of 23% to 33%, to between $0.59 and $0.64 per diluted share. Management noted that normally the third quarter is seasonally comparable with the second quarter.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the third quarter of 2004 stated in the paragraph directly above. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company’s products and product lines and competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2003.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 90 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than three million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions, and printing supplies. Information about Zebra Technologies can be found at www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the second quarter of 2004. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	July 3, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,387	$14,266
Investments and marketable securities	489,557	433,582
Accounts receivable, net	95,333	81,867
Inventories	47,613	42,781
Deferred income taxes	5,087	4,507
Prepaid expenses	4,668	4,415
Total current assets	651,645	581,418

Property and equipment at cost, less accumulated depreciation and amortization	42,352	39,286
Goodwill	61,137	61,150
Other intangibles, net	7,810	9,031
Other assets	14,669	10,726
Total assets	$777,613	$701,611

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,216	$16,238
Accrued liabilities	24,837	26,938
Current portion of obligation under capital lease	160	153
Income taxes payable	4,118	2,273
Total current liabilities	46,331	45,602

Obligation under capital lease, less current portion	437	452
Deferred income taxes	602	723
Deferred rent	567	518
Other long-term liabilities	3,302	2,401
Total liabilities	51,239	49,696

Stockholders’ equity:
Preferred stock	—	—
Class A Common Stock	478	474
Additional paid-in capital	79,110	62,166
Retained earnings	643,208	585,846
Accumulated other comprehensive income	3,578	3,429
Total stockholders’ equity	726,374	651,915
Total liabilities and stockholders’ equity	$777,613	$701,611

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Net sales	$162,830	$129,863	$317,004	$254,547
Cost of sales	78,315	63,305	151,886	123,640
Gross profit	84,515	66,558	165,118	130,907
Operating expenses:
Selling and marketing	18,023	16,754	35,231	31,257
Research and development	9,233	7,560	18,129	15,139
General and administrative	12,527	10,248	25,273	20,500
Amortization of intangible assets	626	371	1,275	742
Exit costs	876	—	1,238	—
Merger costs	13	—	58	—
Total operating expenses	41,298	34,933	81,204	67,638

Operating income	43,217	31,625	83,914	63,269

Other income (expense):
Investment income	2,091	3,017	5,163	5,456
Interest expense	(6)	(14)	(32)	(52)
Foreign exchange gains (losses)	413	(87)	(244)	(230)
Other, net	(559)	(292)	(851)	(286)
Total other income	1,939	2,624	4,036	4,888

Income before income taxes	45,156	34,249	87,950	68,157
Income taxes	15,728	11,987	30,588	23,855
Net income	$29,428	$22,262	$57,362	$44,302

Basic earnings per share	$0.62	$0.47	$1.21	$0.94
Diluted earnings per share	$0.61	$0.47	$1.19	$0.93

Basic weighted average shares outstanding	47,706	47,037	47,598	46,922
Diluted weighted average and equivalent shares outstanding	48,369	47,562	48,268	47,412

Note: Share and per-share figures for 2003 were adjusted for a three-for-two stock split that was paid in the form of a 50% stock dividend on August 21, 2003.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended
	July 3, 2004	June 28, 2003
Cash flows from operating activities:
Net income	$57,362	$44,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,080	5,783
Tax benefit from exercise of options	5,516	2,858
Deferred income taxes	(685)	(315)
Changes in assets and liabilities:
Accounts receivable, net	(12,496)	(7,479)
Inventories	(4,527)	(1,697)
Other assets	(3,083)	417
Accounts payable	398	535
Accrued liabilities	(2,152)	(453)
Income taxes payable	1,767	4,077
Other operating activities	(807)	(3,376)
Net cash provided by operating activities	47,373	44,652

Cash flows from investing activities:
Purchases of property and equipment	(7,737)	(4,547)
Purchases of investments and marketable securities	(709,560)	(771,137)
Sales of investments and marketable securities	653,585	719,065
Net cash used in investing activities	(63,712)	(56,619)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan purchases	11,432	12,110
Payments for obligation under capital lease	(8)	(225)
Net cash provided by financing activities	11,424	11,885

Effect of exchange rate changes on cash	36	781

Net increase (decrease) in cash and cash equivalents	(4,879)	699
Cash and cash equivalents at beginning of period	14,266	18,418
Cash and cash equivalents at end of period	$9,387	$19,117

Supplemental disclosures of cash flow information:
Interest paid	$32	$52
Income taxes paid	23,929	19,130

Supplemental disclosures of non-cash transactions:
Conversion of Class B Common Stock to Class A Common Stock	—	10

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	July 3, 2004	June 28, 2003	Percent Change	Percent of Total Sales
Hardware	$127,167	$98,567	29.0	78.1
Supplies	28,273	24,206	16.8	17.4
Service and software	6,283	6,085	3.3	3.9
Shipping and handling	1,095	1,005	9.0	0.6
Cash flow from hedging activities	12	—	—	—
Total sales	$162,830	$129,863	25.4	100.0

Sales by Geographic Region

	Three Months Ended
	July 3, 2004	June 28, 2003	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$53,156	$42,560	24.9	32.6
Latin America	9,452	7,189	31.5	5.8
Asia-Pacific	12,039	10,002	20.4	7.4
Total international	74,647	59,751	24.9	45.8
North America	88,183	70,112	25.8	54.2
Total sales	$162,830	$129,863	25.4	100.0

Sales by Product Category

	Six Months Ended
	July 3, 2004	June 28, 2003	Percent Change	Percent of Total Sales
Hardware	$245,645	$193,117	27.2	77.5
Supplies	56,947	47,345	20.3	18.0
Service and software	12,824	12,122	5.8	4.0
Shipping and handling	2,219	1,963	13.0	0.7
Cash flow from hedging activities	(631)	—	—	(0.2)
Total sales	$317,004	$254,547	24.5	100.0

Sales by Geographic Region

	Six Months Ended
	July 3, 2004	June 28, 2003	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$105,608	$81,891	29.0	33.3
Latin America	17,891	13,855	29.1	5.6
Asia-Pacific	24,189	19,131	26.4	7.6
Total international	147,688	114,877	28.6	46.5
North America	169,316	139,670	21.2	53.5
Total sales	$317,004	$254,547	24.5	100.0